UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP LLC

ANCORA HOLDINGS GROUP, LLC

ANCORA IMPACT FUND LP

ANCORA IMPACT FUND LP SERIES AA

ANCORA IMPACT FUND LP SERIES BB

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

INVERNESS HOLDINGS LLC

BETSY ATKINS

JAMES BARBER, JR.

WILLIAM CLYBURN, JR.

FREDERICK DISANTO

SAMEH FAHMY

JOHN KASICH

GILBERT LAMPHERE

ALLISON LANDRY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Ancora Alternatives LLC (“Ancora Alternatives”), together with the other participants named herein, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern Corporation, a Virginia corporation (the “Company”). From time to time, Ancora Alternatives and the other participants named herein may refer shareholders of the Company to such materials reproduced herein, recent articles or other materials. The materials disclosed herein may be posted to the Ancora Alternatives campaign website at www.movenscforward.com (the “Website”).

Item 1: From time to time, Ancora Alternatives and the other participants named herein may refer shareholders of the Company to such materials reproduced below.

Exhibit 1:

April 27, 2024

Lourenco Goncalves

Chairman, President and Chief Executive Officer

CLEVELAND-CLIFFS INC.

200 Public Square, Suite 3300

Cleveland, OH 44114

To:	Fred DiSanto – Chairman and Chief Executive Officer, Ancora
James Chadwick – President

Dear Fred and Jim,

As one of the largest customers of Norfolk Southern as well as a meaningful supplier of steel rails, I am writing to express my support in your current proxy fight with Norfolk Southern.

It's essential to note that, while Norfolk Southern is one of Cleveland-Cliffs' largest service providers and we are one of its largest customers, the outcome of the proxy fight will have no impact on our customer or supplier relationship with Norfolk Southern. Our business interactions are based on our mutual need for each other’s services and products, and will remain unaffected by the outcome of a proxy battle. Furthermore, we do not foresee any negative impact to our great relationship with Norfolk Southern in the event of a Board turnover.

As a matter of fact, the success Cleveland-Cliffs has enjoyed during the last ten years would be impossible if not for the successful activist campaign we waged and won in 2014 against an entrenched board. We believe in shareholder activism when the activist has a plan and knows how to execute the plan. That seems to be the case of your current effort, and therefore you have my support.

We look forward to continuing our great relationship with Ancora and with Norfolk Southern. You should feel free to use this letter as you consider appropriate.

Sincerely,

Lourenco Goncalves

Exhibit 2:

Glass Lewis endorses 6 of activist Ancora’s nominees for Norfolk Southern board

By Rohan Goswami

CNBC

April 29, 2024

•	Influential proxy advisory Glass Lewis recommended that Norfolk Southern shareholders vote for six of activist Ancora’s nominees, a significant blow to CEO Alan Shaw and the railroad’s board.
•	Ancora has now won the support of both Glass Lewis and labor groups representing nearly half of NSC’s union workforce, an unprecedented event.
•	Ancora seeks to oust CEO Alan Shaw and seven of Norfolk Southern’s directors, whom the activist holds accountable for sharp stock underperformance and tough fallout from a 2023 derailment in East Palestine, Ohio.

Activist investor Ancora received a powerful endorsement in its efforts to secure a board change and to oust Norfolk Southern CEO Alan Shaw on Monday, when proxy advisory Glass Lewis recommended the railroad’s shareholders vote for 6 of Ancora’s board nominees.

“We believe Ancora has presented a compelling case for supporting a substantial overhaul of the Company’s current leadership,” Glass Lewis said in its report.

The recommendations for the activist nominees, rare at a company of NSC’s size and in its industry, could influence how thousands of investors with millions of shares vote ahead of Norfolk Southern’s shareholder meeting on May 9.

The proxy advisory recommended that shareholders vote in support of Ancora nominees Betsy Akins, Jim Barber, William Clyburn, Sameh Fahmy, Gilbert Lamphere and Allison Landry.

Significantly, the proxy advisory also recommended that shareholders withhold their support from current CEO Shaw and board chair Amy Miles.

Furthermore, Glass Lewis said Barber, Ancora’s pick for CEO, and Jamie Boychuk, the activist’s pick for chief operating officer, “have compelling credentials and track records.”

Ancora is seeking to oust Shaw in favor of former UPS executive Barber, who began his 35-year career in the eighties as a Teamster-represented delivery driver and ended it as COO of one of the world’s largest logistics companies. He lacks direct experience as a railroad executive but noted that UPS was one of the biggest rail customers worldwide in a CNBC interview earlier this month.

Ancora also seeks to install former CSX executive Boychuk as Barber’s COO. Boychuk spent 20 years at Canadian National before joining CSX. Like Barber, Boychuk began his career as a union-represented conductor and rose through the ranks at CN and CSX, where he was executive vice president for operations until 2023.

Norfolk Southern said in a statement Monday that it “strongly” disagreed with Glass Lewis’ “misguided” recommendation.

“We are confident that Norfolk Southern shareholders are highly informed and acutely aware that replacing six directors, including our crisis-tested CEO, Alan Shaw, with Ancora’s inferior candidates would put the company critical to our nation’s economy at significant risk, impede our progress, and destroy long-term value for shareholders,” the company said.

On Friday, two Teamsters unions, representing around half of Norfolk Southern’s unionized workforce, said they would support Ancora’s plan for change. Their support, coupled with Glass Lewis’ endorsement, gives the activist powerful ammunition as it seeks to convince shareholders.

“We are also inclined to agree with Ancora’s critique of the Company’s current operating strategy as being one that relies on inherently incompatible railroading concepts,” the proxy advisory said in its report.

NSC had initially shied away from pursuing a precision scheduled railroading, or PSR, based approach in favor of a so-called “resiliency” model. Ancora, on the other hand, had argued from nearly the outset that Norfolk Southern’s customers, employees and investors would be best served with a PSR-rooted operating plan.

PSR focuses on making sure trains and crews stay moving to minimize wasted hours and equipment, by operating on a fixed schedule like passenger trains rather than rolling trains only when they’re filled with cargo. Investors tend to reward companies that adopt PSR and can easily track its implementation via a railroad’s operating ratio, which is working expenses as a percentage of revenue.

A resiliency model, by contrast, maintains a strategic reserve of trains and cars throughout downturns in demand, which happen frequently in rail.

The company has since changed its tune, appointing veteran railway executive John Orr to implement an operating plan combining both PSR and resiliency approaches. Both the activist and some analysts have criticized the plan.

Proxy advisor support historically key for activists

Winning support from proxy advisors is a top priority for both activists and management. It is atypical for activists to receive the level of support that Ancora did at a company this large, but not unprecedented.

ISS backed Pershing Square Bill Ackman’s seven director nominees at the former Canadian Pacific in 2017. At CP, however, Ackman had enlisted railroading legend E. Hunter Harrison as his CEO pick.

But support from proxy advisors does not guarantee a slam dunk. Nelson Peltz’s 2017 campaign at Procter & Gamble won the endorsement of both ISS and Glass Lewis, another influential proxy advisor, but still ended up being razor close.

A settlement seems unlikely, but not impossible. NSC CEO Shaw has previously told CNBC that the company offered “a couple” board seats to the activist but was rebuffed. Ancora has repeatedly made clear that it holds Shaw accountable for Norfolk Southern’s underperformance and what it describes as mismanagement around the East Palestine, Ohio derailment.

The activist has previously said that any deal would require Shaw to step out as CEO.

NSC and Ancora will continue to make their case to investors large and small with little more than a week before the May 9 shareholder meeting. ISS, another influential proxy advisory firm, is expected to issue its recommendation this week.

Exhibit 3:

Cleveland-Cliffs Backs Ancora in Norfolk Southern Fight

Bloomberg

By Crystal Tse

April 28, 2024

Cleveland-Cliffs Inc., a major customer of Norfolk Southern Corp., has backed activist investor Ancora Holdings Group in its effort to overhaul the board of the railway company.

The US steel producer is supporting Ancora’s campaign to have seven directors and a new chief executive officer installed at Norfolk Southern, according to a letter seen by Bloomberg News.

“We believe in shareholder activism when the activist has a plan and knows how to execute the plan,” Lourenco Goncalves, CEO of Cleveland-Cliffs, wrote in the letter to Ancora.

Goncalves said the outcome of the proxy fight will have no impact on its customer or supplier relationship with Norfolk Southern.

Norfolk Southern CEO Alan Shaw has been leading an effort among railroads to improve customer and union relationships after several years of heavy cost-cutting that increased profit margins but resulted in spotty service and disgruntled workers.

Those plans to keep a buffer of workers during a freight downturn with the goal of maintaining service when volume rebounded were derailed by the crash of a train carrying chemicals in East Palestine, Ohio, in February 2023.

Ancora has proposed Jim Barber, the ex-chief operating officer of United Parcel Service Inc., to replace Shaw as CEO of Norfolk Southern. The activist investor also received backing this month from the BLET Teamsters and BMWED Teamsters, which together represent about half of Norfolk Southern’s unionized workforce.

A spokesperson for Norfolk Southern said the company had partnered with its customers to make “significant progress to deliver enhanced service while creating a safer, more productive railroad.” The spokesperson said an independent survey found that 86% of its rail customers supported the company’s plans, and that 91% saw Ancora’s strategy as risky.

A representative for Ancora said it is “disingenuous for Norfolk Southern to rely on an anonymized, small-scale survey.” A spokesperson for Cleveland-Cliffs didn’t immediately provide comment.

Shares in Norfolk Southern have risen just over 1.5% this year, giving the company a market value of roughly $54.2 billion.

Exhibit 4:

MOVE NSC FORWARD

CASE FOR CHANGE | PROPOSED DIRECTORS | PROPOSED MANAGEMENT | PLAN OVERVIEW | ENDORSEMENTS | RESOURCES & FILINGS | HOW TO VOTE

MOVE NSC FORWARD

Ancora and the participants in its solicitation believe Norfolk Southern's Board has failed to hold management accountable for sustained operational issues, safety lapses and share price underperformance.

The case for immediate changes in leadership, safety and strategy is clear.

VIEW OUR PRESENTATION

Exhibit 5:

Item 2: On April 28, 2024, Ancora Alternatives issued the following communication to the Company’s shareholders.

Item 3: On April 29, 2024, Ancora Alternatives issued the following communication to the Company’s shareholders.

Item 4: On April 29, 2024, Ancora Alternatives published the following press release.

Glass Lewis Recommends Norfolk Southern’s Shareholders Vote the Blue Proxy Card “For” Six of Ancora’s Director Candidates, Including Proposed CEO Jim Barber

A Leading Independent Proxy Advisory Firm Concludes There is a “Compelling Case for Supporting a Substantial Overhaul of the Company’s Leadership”

Glass Lewis Recommends Shareholders “WITHHOLD” Support for Six Current Directors, Including Chair Amy Miles (~10-Year Board Tenure) and CEO Alan Shaw (~30-Year Company Tenure)

Glass Lewis States Proposed CEO Jim Barber and Proposed COO Jamie Boychuk “Have Compelling Credentials and Track Records”

Ancora Urges Shareholders to Take One Step Further by Electing the Full Shareholder Slate at the May 9th Annual Meeting

CLEVELAND--(BUSINESS WIRE)--Ohio-based Ancora Holdings Group, LLC (collectively with its affiliates, “Ancora” or “we”), which owns a large equity stake in Norfolk Southern Corporation (NYSE: NSC) (“Norfolk Southern” or the “Company”), today announced that Glass, Lewis & Co. ("Glass Lewis"), a leading independent proxy advisory firm, recommends the Company’s shareholders vote to elect six dissident nominees on the BLUE Proxy Card at the upcoming Annual Meeting of Shareholders (“Annual Meeting”) on May 9, 2024. In particular, Glass Lewis recommends for the following Ancora nominees: Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Sameh Fahmy, Gilbert Lamphere and Allison Landry.

Frederick D. DiSanto, Chairman and Chief Executive Officer of Ancora, and James Chadwick, President of Ancora Alternatives LLC, commented:

“We appreciate that Glass Lewis has conducted an extremely thoughtful and thorough analysis of Norfolk Southern, resulting in a recommendation for six of our unaffiliated and qualified director candidates, including proposed CEO Jim Barber. Glass Lewis affirms our view that several tenured insiders, including Chair Amy Miles, Director Claude Mongeau and CEO Alan Shaw, should be immediately replaced due to their apparent responsibility for sustained underperformance. Additionally, the firm’s report accurately diagnoses that the Board and Mr. Shaw are committed to an unproven strategy ‘that relies on inherently incompatible railroading concepts.’ Lastly, the report highlights the Board’s recent string of reactive moves, including the decision to provide financial and strategic consideration to a competitor – without a shareholder vote – in order to hire an operating executive during a contest. Although we believe the only way to ensure a change in CEO and shift in strategy is to elect our full slate, this recommendation from Glass Lewis sends an important message to shareholders about the urgent need for changes in leadership and strategy at Norfolk Southern.”

In its report, Glass Lewis noted the following regarding the need for change at Norfolk Southern:1

•	“Having given due consideration to the arguments presented by each side, we believe Ancora has presented a compelling case for supporting a substantial overhaul of the Company's current leadership.”
•	“Based on our review, we believe the operating performance of the Company has been consistently worse than its peers for an extended period.”
•	“We are also inclined to agree with Ancora’s critique of the Company's current operating strategy as being one that relies on inherently incompatible railroading concepts.”
•	“[I]t’s not readily evident to us the Company's current leadership had built up a sufficiently positive track record such that investors might reasonably have the patience to allow management to implement a relatively novel operating strategy.”

•	“[T]he Company's hiring of Mr. Orr has understandably raised more than a few eyebrows for several reasons. In order to hire Mr. Orr away from CPKC, the Company had to pay CPKC $25 million in cash and provide certain commercial and operational considerations related to the Meridian Speedway (which the Company operates with CPKC) and the Meridian Terminal.”

1 Permission to use quotations from Glass Lewis was neither sought nor obtained. Emphasis added by Ancora.

•	[Hunter Harrison’s] reimbursement arrangement was put to a vote and approved by CSX shareholders. The Company did not put the buyout arrangement to a shareholder vote prior to formally hiring Mr. Orr.

•	“The fact that multiple labor unions have now taken the relatively extraordinary step of publicly supporting an activist hedge fund in Ancora seemingly belies the Company's narrative of having strong support among its stakeholders and raises further questions regarding the ability of the current management team to improve its relationship with the Company's workforce.”

In its report, Glass Lewis noted the following regarding the dissident slate’s proposed strategy and management team:2

•	“Investors who support Ancora’s campaign will likely view the initial focus on a PSR-driven network redesign as a positive first step, as a successful redesign could yield improved asset utilization and greater efficiencies, thereby contributing to increased shareholder value.”

•	“We also believe that Ancora’s candidates for the Company's top executive roles – James Barber, Jr. as CEO and Jamie Boychuk as COO – have compelling credentials and track records.”

•	“[…] Ancora maintains that Mr. Barber’s experience is highly relevant given that UPS and Norfolk Southern are transportation network businesses with many similar characteristics. It’s also worth noting that CSX’s current CEO, Joseph R. Hinrichs, had a professional background primarily in the automotive industry – specifically, having held various leadership roles at Ford Motor Company – prior to joining CSX in 2022. Thus, there appears to us to be a very recent precedent for a railroad firm to look outside the industry to fill their top executive role.”

•	“Based on FRA data, we observe that CSX generally had lower rates of reported train accidents and injuries than the Company during Mr. Boychuk's tenure at CSX (from 2017 to 2023). Overall, we believe Mr. Boychuk is a credible and capable candidate to serve as the Company's COO and lead Ancora’s proposed PSR strategy for the Company.”

•	“According to a recent anonymous shipper survey conducted by equity research firm Stephens Inc., a vast majority of survey respondents expressed negative sentiment for Ancora’s plan and positive sentiment for the Company's plan. However, in the absence of further information and a more comprehensive breakdown of the total number of shippers and the types of shippers who were surveyed, we are hesitant about putting much, if any, stock into the results of that survey.”

•	Further, considering that railroad safety is currently at the forefront of the minds of various key stakeholders, we believe a “slash-and-burn” approach would likely be untenable […] Ancora likely understands this line of thinking, as it has not called for any draconian cost cuts and, instead, has made safety a stated priority.”

***

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Advisors

Cadwalader, Wickersham & Taft LLP is serving as legal advisor, with Longacre Square Partners LLC serving as communications and strategy advisor and D.F. King & Co., Inc. serving as proxy solicitor.

2 Permission to use quotations from Glass Lewis was neither sought nor obtained. Emphasis added by Ancora.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “intends,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements or those of the industry to be materially different from those expressed or implied by any forward-looking statements. Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern”), has also identified additional risks relating to its business in its public filings with the Securities and Exchange Commission (the “SEC”). Ancora Alternatives LLC (“Ancora Alternatives”), and as applicable the other participants in the proxy solicitation, have based these forward-looking statements on current expectations, assumptions, estimates, beliefs, and projections. While Ancora Alternatives and the other participants, as applicable, believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the participants’ control. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Ancora Alternatives or any of the other participants described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Ancora Alternatives that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Ancora Alternatives nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Ancora Alternatives does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series AA (“Ancora Impact AA”) and Ancora Impact Fund LP Series BB (“Ancora Impact BB”) (each of which is a series fund within Ancora Impact Fund LP) (Ancora Catalyst Institutional, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact AA and Ancora Impact BB, collectively, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), The Ancora Group LLC (“Ancora Group”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Sameh Fahmy, John Kasich, Gilbert Lamphere and Allison Landry (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Alternatives and the other Participants have filed a definitive proxy statement and accompanying BLUE proxy card (the “Definitive Proxy Statement”) with the SEC on March 26, 2024 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ANCORA ALTERNATIVES STRONGLY ADVISES ALL SHAREHOLDERS OF NORFOLK SOUTHERN TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY ANCORA ALTERNATIVES AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND AT ANCORA ALTERNATIVE’S WEBSITE AT WWW.MOVENSCFORWARD.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (SHAREHOLDERS CAN CALL TOLL-FREE: +1 (866) 227-7300).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

Contacts

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
MoveNSCForward@longacresquare.com

D.F. King & Co., Inc.
Edward McCarthy
212-229-2634
MoveNSCForward@dfking.com